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                                                                   EXHIBIT 10.18


                Development, License and Co-Marketing Agreement

This Development, License and Co-Marketing Agreement (this "Agreement") is made and entered into as of the 2/nd/ day of September, 1999 (the "Effective Date") by and between Microsoft Corporation, a Washington corporation, ("Microsoft") and Data Return Corporation, a Texas Corporation ("Data Return").

                                   Recitals

Whereas, Microsoft develops, markets and licenses computer software including without limitation operating system, application and server products;

Whereas, Data Return develops, markets and licenses computer software including without limitation automated install scripts based on Microsoft operating system products.

                                   Agreement

1.      Definitions.

1.1 Commerce Server shall mean Microsoft's server software product known as Site Server Commerce Edition, version 3.0 and updates, upgrades and successor versions thereto.

0.2 Deliverable(s) shall mean the items to be delivered by Data Return to Microsoft pursuant to Section 2.1.

1.3 Derivative Technology shall mean: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.4 Error(s) shall mean defect(s) in a Deliverable which prevent it from performing in accordance with the Specifications and/or a Severity Level 1, 2 or 3 error, as such errors are defined in Exhibit B.

1.5 Exchange Server shall mean Microsoft's server software product known as Exchange Server, version 5.5 and updates, upgrades and successor versions thereto.

1.6     Initial Scripts shall have the meaning set forth on Exhibit A.

1.7 Microsoft Office shall mean Microsoft's suite of productivity application software known as Microsoft Office 98 and updates, upgrades and successor versions thereto.

1.8 Microsoft Windows NT shall mean Microsoft's operating systems software product known as Microsoft Windows NT, version 4.0 and updates, upgrades and successor versions thereto.

1.9 Microsoft Windows 2000 shall mean Microsoft's operating systems software product to be released as Microsoft Windows 2000 and updates, upgrades and successor versions thereto.

1.10    New Scripts shall have the meaning set forth in Section 7.

1.11 Training Materials shall mean speakers' notes and PowerPoint slides to be used in the training seminars described in Section 5.2, covering the usage of the Initial Scripts and the content in the related White Paper with regard to building a reliable and scalable application service within a Microsoft Windows NT-based Web farm environment.

1.12 White Paper(s) shall mean a detailed written description of the use of the Initial Scripts and New Scripts, discussing the platform, infrastructure and configuration for hosting the applicable application services in a reliable, scalable Microsoft Windows NT-based Web farm environment.

2.      Development.

2.1 Development. Data Return shall develop the following Deliverables and deliver them to Microsoft no later than the dates indicated below.

        2.1.1    Initial Scripts, no later than October 1, 1999;

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        2.1.2    White Paper, covering all of the Initial Scripts, no later than
October 30, 1999; and

        2.1.3    Training Materials, no later than October 30, 1999.

2.2     Acceptance.

        2.2.1 For software code Deliverables, Microsoft shall evaluate the final version of each Deliverable and shall submit a written acceptance or rejection to Data Return within twenty (20) business days after Microsoft's receipt of the final version of the Deliverable. Acceptance shall be in writing, and Microsoft shall not unreasonably withhold its acceptance. If Microsoft identifies Errors in each Deliverable prior to acceptance, then Data Return shall correct such Errors within twenty
        (20) business days following receipt of notice thereof during acceptance testing for the Final Version of each Deliverable.

        2.2.2 For documentation, White Paper or Training Materials Deliverables, Microsoft shall evaluate each version of such Deliverable. In the event that it requires corrections, Microsoft shall specify the corrections needed and Data Return shall deliver an amended version of such documentation within five (5) working days.

        2.2.3 If Data Return fails to deliver any Deliverable within the dates specified in Section 2.1 above and if any Errors discovered before acceptance cannot be eliminated in the correction period specified in
        Section 2.2.1 above then Microsoft may, at its option: (i) retain the Deliverable (including any applicable documentation) with rights as set forth in Section 4; (ii) extend the correction period; or (iii) suspend its performance and/or terminate this Agreement pursuant to Section 16.2.

2.3 Upgrades. During the first two years after the Effective Date, Data Return shall provide Microsoft with any Derivative Technology of the Initial Scripts (which Derivative Technology relates to Commerce Server, Exchange Server and Microsoft Office (for Microsoft Windows NT and/or Microsoft Windows 2000)) promptly after development thereof and such Derivative Technology shall be considered part of the Initial Scripts for all purposes herein, including without limitation the license set forth in Section 4 below.

2.4 Correction of Errors. For a period of thirty (30) days following Microsoft's final acceptance of the Deliverables and at no further charge to Microsoft, Data Return will fix all Errors found in the Deliverables in accordance with the severity schedule set forth in Exhibit B. After such 30 day period, Data Return will fix all errors or bugs found in the Deliverables at an hourly rate of $200.

2.5 Infringement. If Microsoft reasonably determines, either during the evaluation period set forth in Section 2.2 above or any time thereafter, that the Deliverables infringe any intellectual property rights of Microsoft, Microsoft shall promptly contact Data Return and provide an explanation of the claimed infringement. If such determination occurs within forty-five (45) days after delivery of the allegedly-infringing Deliverables, Data Return shall promptly replace the infringing portion of the Deliverables with a version that is non-infringing, provided that the replacement or modified version provides the same material functionality as the infringing version. If such determination by Microsoft occurs any time after forty-five (45) days have elapsed since the delivery of the allegedly-infringing Deliverables, the parties shall then discuss the options of removing the infringing portion of the Deliverables or agreeing upon a licensing arrangement. In the event that the parties cannot agree on a licensing arrangement, Data Return shall, with reasonable assistance from Microsoft, promptly replace the infringing portion of the Deliverables with a version that is non-infringing, provided that the replacement or modified version provides the same material functionality as the infringing version.

3.      Microsoft Consulting Services and Assistance.

3.1 Consulting Services. To assist Data Return in developing the three (3) Initial Scripts, Microsoft shall provide Data Return technical consulting services up to a total of one hundred (100) consulting hours, which services will be performed by, and be subject to a separate agreement with Microsoft Consulting Services.

2.2 Technical Writer. Microsoft shall provide a technical writer to review and edit the White Paper for the three (3) Initial Scripts. Such technical writer shall be provided upon the delivery of the drafts of the White Paper as required in Section 2.1 above.

3.3 Schedule. The time deadlines with respect to any Deliverables to be provided under this Agreement are subject to Microsoft's timely provision of the resources as described in Sections 3.1 and 3.2.

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4.      Rights.

4.1 Non-Exclusive Source License to Microsoft. Data Return hereby grants to Microsoft a nonexclusive, perpetual, irrevocable, royalty-free, fully paid up, worldwide right and license to:

        4.1.1 Use, copy, edit, format, modify, translate and create Derivative Technology of the source and object code versions of the Initial Scripts;

        4.1.2 Reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, source and/or object code versions of the Initial Scripts, and any Derivative Technology thereof;

        4.1.3 Grant the rights set forth in Section 4.1.1 in the Initial Scripts to third parties; and

        4.1.4 Grant to third parties the right to reproduce and distribute to further third parties, [source and/or] object code versions of the Initial Scripts, and any Derivative Technology thereof created by the third parties who are directly Microsoft's licensees pursuant to Section
        4.1.3. Any license grants to a third party pursuant to Section 4.1.3 must include an agreement by the third party to license back to Microsoft and Data Return any Derivative Technology that is created pursuant to such license grant. Microsoft and Data Return shall agree on a standard license back provision to be used with such third parties. The foregoing license grants include a license under any current and future patents owned or licensable by Data Return to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Initial Scripts or Derivative Technology thereof with any hardware and software.

4.2 Non-Exclusive Source License to Data Return. Microsoft hereby grants to Data Return a nonexclusive, perpetual, irrevocable, royalty-free, fully paid up, worldwide right and license to:

        4.2.1 Use, copy, edit, format, modify, translate and create Derivative Technology of the source and object code versions of any improvement to the Initial Scripts created by Microsoft pursuant to
        Section 4.1.1 ("Microsoft Improvements");

        4.2.2 Reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, source and/or object code versions of the Microsoft Improvements, and any Derivative Technology thereof;

        4.2.3 Grant the rights set forth in Section 4.2.1 in the Microsoft Improvements to third parties; and

        4.2.4 Grant to third parties the right to reproduce and distribute to further third parties, object code versions of the Microsoft Improvements, and any Derivative Technology thereof created by the third parties who are directly Data Return's licensees pursuant to Section 4.2.3.

4.3 Ownership. Except as expressly licensed to Microsoft in this Agreement, Data Return retains all right, title and interest in and to the Initial Scripts; provided, however, that, subject to the license grant in Section 4.1 and Data Return's ownership of the underlying Initial Scripts, Microsoft shall own all right, title and interest in and to any Derivative Technology of the Initial Scripts created by or for Microsoft.

5.      Co-Marketing.

5.1 White Paper(s). The White Paper(s) shall be co-branded in a manner mutually agreeable to the parties. Each party may distribute such co-branded White Paper(s) to such recipients and in such manner as it desires without the consent of the other party. Each party may include, without co-branding, portions of the White Paper(s) into other materials, including without limitation marketing collateral, without the consent of the other party. Data Return may also distribute the White Paper(s) as a whole without co-branding without Microsoft's consent; however, Microsoft must obtain Data Return's prior written consent to distribute any White Paper, without co-branding, which consent may not be unreasonably withheld or delayed.

5.2 Training Seminars. Data Return and Microsoft shall provide four (4) one day (8 hour) training seminars with regard to the Initial Scripts and related White Paper, two of which shall occur at least thirty (30) days after acceptance by Microsoft of both the Initial Scripts and White Paper therefor pursuant to
Section 2.2 above (the first two seminars currently anticipated to occur in mid-October of 1999) and two of which shall occur four months later (the second two seminars currently anticipated to occur in February of 2000). The training seminars shall occur at the Microsoft Partner Center in Redmond, Washington. Data Return shall act as the primary leader of the

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first two training seminars, with Microsoft assisting; Microsoft shall act as the primary leader of the second two training seminars, with Data Return assisting. The training seminars shall be provided to Microsoft's value-added provider channel, including without limitation, value-added resellers, solutions partners and system integrators. Microsoft shall determine the list of invitees.

6. Programs and Designations. The Contact Representative for Microsoft set forth in Section 9 shall use reasonable efforts assist Data Return in obtaining access to the relevant Microsoft product units to facilitate inclusion in all early adopter programs, beta programs, councils, and designations that for hosting providers using Microsoft Windows NT or Microsoft Windows 2000, and all early adopter programs, beta programs, councils, and designations that are specific to Exchange Server, Commerce Server and Microsoft Office. Data Return understands that each such program, council or designation has its own participation requirements and nothing in this provision guarantees that Data Return will be included in such programs, councils or designations.

7. Options With Respect To New Installation Scripts. During the Term of this Agreement, Data Return will provide written notice to Microsoft if and when Data Return plans to develop additional automated installation scripts which are built on Microsoft Windows 2000 and which package, utilize or include Commerce Server, Exchange Server and/or Microsoft Office. Such notice shall be provided at the time that the project scope for such installation scripts is complete. The parties shall discuss in good faith, and use their best efforts to decide within thirty (30) days after the notice is given to Microsoft, whether to include such script(s) within this Agreement and have Microsoft provide the same assistance and obtain the same rights with respect to such scripts as Microsoft has with respect to the Initial Scripts. If the parties agree to include such script(s) within this Agreement, the rights and obligations between the parties with respect to the such scripts (the "New Script(s)") shall be identical to the rights and obligations with regard to the Initial Scripts set forth in Sections 2, 3, 4 and 5 above, with the difference that the Microsoft Consulting Service support shall be limited to thirty (30) hours per New Script and that the parties shall mutually agree on the delivery schedules for the New Scripts and related White Paper(s). Should tthe parties decide not to include such script(s) within this Agreement, Data Return may develop the automated install scripts referenced in such notice without any further obligations to Microsoft.

8. Revenue Sharing. In consideration of the various obligations of Microsoft hereunder, Data Return agrees to pay Microsoft a percentage of the total gross Revenues as set forth in Exhibit C that Data Return receives from third parties in consideration of its licensing and other exploitation of any New Scripts for the five (5) years following acceptance of the relevant New Script by Microsoft provided such script enables a solution for a customer that extends beyond the basic functionality inherent in Commerce Server, Exchange Server and/or Microsoft Office. For example, installation scripts designed to assist in the deployment of Exchange Server as a secure document repository for legal documents would pertain to Section 7, but installation scripts designed to facilitate the deployment of Exchange Server as an outsourced messaging platform would not. "Revenues" shall mean all kinds of consideration, including but not limited to cash, barter and any other in-kind consideration. Data Return shall submit such payments within forty-five (45) days after the end of each three month period, the first three-month period commencing with the month in which Microsoft accepts the New Script in accordance with Section 2.2. Such payment shall be accompanied by a report in the form of an affidavit, reasonably acceptable to Microsoft, detailing the sources and amount of Revenues for the preceding three-month period.

9. Contact Representatives. Each party shall designate a contact to be responsible for the administration of this Agreement. Either party may change its contact at any time upon notice to the other party. The initial contacts are: for Microsoft, David Ostroff and for Data Return, Sunny Vanderbeck.

10. Press Releases. The parties will cooperate with each other on press releases and similar communications regarding the non-confidential subject matter of this Agreement. The content, timing and necessity of all such communications will be agreed upon in writing by both parties. At least one press release shall be issued by Microsoft pertaining to this agreement, within thirty (30) days of the execution of this agreement and with content to be determined by the Contact Representatives named in Section 8.

11. Audits. During the term of this Agreement and for two (2) years thereafter, Data Return agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the revenues it receives from third parties in consideration of its licensing and other exploitation of the Initial Scripts and New Scripts. Microsoft may cause an audit and/or inspection to be made of the applicable Data Return records in order to verify statements issued by Data Return. Any such audit shall be conducted by an independent certified public accountant selected by Microsoft (other than on a contingent fee basis). Such independent certified public

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accountant shall provide a summary of its findings regarding its verification of the statements issued by Data Return, but shall not provide Microsoft with any other information produced from the audit of such Data Return records. Any audit shall be conducted during regular business hours at Data Return's facilities with at least three (3) business days' notice. Data Return agrees to provide Microsoft's designated audit team access to the relevant Data Return records. Data Return shall pay Microsoft the full amount of any underpayment revealed by the audit from the date such payments were due under the terms of this Agreement. Notwithstanding the foregoing, if such audit reveals an underpayment by Data Return of more than ten percent (10%) for the period covered by the audit report, Data Return shall pay the amount underpaid with interest at the rate of the Prime Rate as announced by Seattle First National Bank of Seattle, Washington (the "Prime Rate"), (or, if less, at a rate equal to the highest rate permitted under applicable law from the date such payment was due pursuant to this Section.

12. No Obligation/Independent Development. Notwithstanding any other provision of this Agreement, Microsoft shall have no obligation to market, sell or otherwise distribute the Initial Scripts or New Scripts, either alone or in any Microsoft product. Except as provided in Section 12, nothing in this Agreement will be construed as restricting Microsoft's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Microsoft, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology contemplated by this Agreement.

13. Confidentiality. The parties acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement (Reciprocal) dated as of the same date as the Effective Date ("NDA") entered into by and between the Parties are incorporated into this Agreement and that all of the terms of this Agreement and all discussions and negotiations related thereto and all nonpublic information exchanged pursuant hereto are considered Confidential Information as defined in the NDA.

14.     Warranties.

14.1    Data Return.  Data Return warrants and represents that:

        14.1.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein;

        14.1.2 It has not previously granted, and will not grant, any rights in the Deliverables to any third party that are inconsistent with the rights granted to Microsoft herein;

        14.1.3 The Deliverables are original to Data Return and do not infringe any copyright, trade secret, or other proprietary right (other than patent) held by any third party, and to the best of Data Return's knowledge, do not infringe any patent held by any third party;

        14.1.4 The Deliverables will be created by employees of Data Return within the scope of their employment and under obligation to assign inventions to Data Return, or by independent contractors under written obligations to assign all rights in the Deliverables to Data Return; and

        14.1.5 The Services shall be performed in a good and workmanlike manner consistent with industry standards and consistent with the quality of Data Return's currently existing products.

14.2 Microsoft. Microsoft warrants and represents that it has taken the necessary steps to enter into this Agreement.

15.     Indemnity.

15.1    Indemnity.

        15.1.1 Data Return shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, and Microsoft's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, which, if true, would constitute a breach of a warranty by Data Return in Section 14, and Data Return will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. Microsoft shall: (i) provide Data Return reasonably prompt notice in writing of any such claim or action and permit Data Return, through counsel mutually acceptable to Microsoft and Data Return, to answer and defend such claim or action; and (ii) provide Data

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        Return information, assistance and authority, at Data Return's expense, to help Data Return to defend such claim or action. Data Return will not be responsible for any settlement made by Microsoft without Data Return's written permission, which permission will not be unreasonably withheld.

        15.1.2 Microsoft shall have the right to employ separate counsel and participate in the defense of any claim or action. Data Return shall reimburse Microsoft upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this Section 15.

        15.1.3   Data Return may not settle any claim or action under this
        Section 15 on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld. In the event Microsoft and Data Return agree to settle a claim or action, Data Return agrees not to publicize the settlement without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld.

15.2 Duty to Correct. Notwithstanding Section 15.1, should the Deliverables or any portion thereof be held to constitute an infringement and use as contemplated by this Agreement be enjoined or be threatened to be enjoined, Data Return shall notify Microsoft and immediately, at Data Return's expense: (i) procure for Microsoft the right to continue use the Product, Deliverables or portion thereof, as applicable, as licensed in this Agreement; or (ii) replace or modify the Product, Deliverables or portion thereof with a version that is non-infringing, provided that the replacement or modified version provides the same material functionality as the allegedly infringing version. If (i) or (ii) are not available to Data Return, in addition to any damages or expenses reimbursed under Section 15.1, Data Return shall refund to Microsoft all cash sums paid to Data Return by Microsoft under this Agreement.

16.     Termination.

16.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated as provided in this Section 16.

16.2 Termination by Microsoft. Microsoft shall have the right to cancel any Deliverable with or without cause by providing Data Return written notice of such cancellation, in which event all rights and obligations with regard to such Deliverable under Sections 3, 4, 5 and 7 shall terminate.

16.3 Partial Termination. If Microsoft determines that it will no longer market Data Return as an Application Service Provider, then the obligations set forth in Sections 2.3, 7 and 8 shall terminate.

16.4 Termination By Either Party For Cause. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if:

        16.4.1 The other party is in material breach of any material warranty, term, condition or covenant of this Agreement, other than those contained in Section 13, and fails to cure that breach within thirty
        (30) days after written notice thereof; or

        16.4.2   The other party is in material breach of Section 13.

16.5    Effect of Termination.

        16.5.1 In the event of termination of this Agreement for any reason, Sections 4 (with respect to any Initial Scripts or New Scripts delivered to Microsoft hereunder, and any Derivative Technology thereof), 5.1, and 11 through 18 shall survive termination.

        16.5.2 Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Any licenses or sublicenses already granted by Microsoft under this Agreement shall not be affected by any termination of this Agreement and shall remain in full force and effect.

17.     Limitation on Liabilities.

17.1 NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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17.2    OTHER THAN WITH RESPECT TO PUNITIVE DAMAGES, THIS SECTION 17 HAS NO
APPLICATION TO SECTIONS 13 AND 15. IN NO EVENT HOWEVER WILL THE AGGREGATE AMOUNT OF LIABILITY OF EITHER PARTY EXCEED TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00.)

18.     General.

18.1 Notices. All notices, authorizations and requests in connection with this Agreement shall be deemed given as of the day they are deposited prepaid with DHL, Airborne, Federal Express or similar overnight air courier, and addressed as follows:

To Data Return:  222 West Las Colinas Blvd.

                 Irving, Texas 75039

Attention:       Sunny Vanderbeck, CEO

FAX:             817 274 1141



With a copy to:  Thompson & Knight

                 801 Cherry St. Suite 1600

                 Fort Worth, Texas 76102

Attention:       Stephen B. Norris

FAX:             817-347-1799



To Microsoft:    Microsoft Corporation

                 One Microsoft Way

                 Redmond, WA  98052-6399

Attention:       Salman Ullah

FAX:             425 707 2929



With a copy to:  MICROSOFT CORPORATION

                 One Microsoft Way

                 Redmond, WA  98052-6399

Attention:       Legal Department

FAX:             425-936-7409



or to such other addresses and/or telex and telefax number as the party to receive the notice or request so designates by written notice to the other. All notices, authorizations and requests shall be simultaneously confirmed by telex or telefax, provided that failure to receive such a confirmation shall not effect in any way the validity of the notice, authorization or request sent by international air courier.

18.2 Independent Contractors. Data Return is an independent contractor for Microsoft, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

18.3    Taxes.

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        18.3.1   The amounts to be paid by Data Return to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of services to Data Return by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Data Return. Data Return agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.

        18.3.2 Data Return will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the software, services or other product provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by Data Return, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from Data Return by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above the "Collected Taxes"), shall be remitted by Data Return to Microsoft, whereupon, upon request, Microsoft shall provide to Data Return tax receipts or other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. Data Return may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate.

        18.3.3 This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

18.4 Governing Law. In the event an action is commenced to enforce a party's rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees. Data Return and Microsoft each agree that this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., and Data Return and Microsoft hereby each consent to the jurisdiction of the state and federal courts sitting in the state in which the other party's corporate headquarters is located. Both parties hereby agree that any lawsuit arising hereunder brought by Data Return shall be brought exclusively in either the state or federal courts sitting in the state in which the other party's corporate headquarters is located. Both parties waive all defenses of lack of personal jurisdiction and forum inconveniens. Process may be served on either party in the manner authorized by applicable law or court rule.

18.5 Dispute Resolution. Notwithstanding the foregoing, in the event of a disagreement between Microsoft and Data Return, the Contact Representatives will first attempt to resolve the disagreement through negotiation. In the event the Representatives cannot resolve the disagreement within sixty (60) days, the President or CEO of Data Return and a representative of the upper management of Microsoft will attempt to resolve the disagreement through negotiation. In the event that the President or CEO of Data Return and a Representative of upper management of Microsoft are unable to resolve the dispute through negotiation within thirty (30) days, the Parties will try in good faith to settle the dispute by non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association, prior to the commencement of litigation.

18.6 Assignment. The authorization by Microsoft for Data Return to acquire and distribute Initial Scripts in accordance with this Agreement is personal to Data Return and this Agreement shall not be assignable by Data Return. Any prohibited assignment is null and void. Microsoft may transfer its rights and obligations hereunder to any third party without prior written approval of Data Return.

18.7 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

18.8 Entire Agreement. This Agreement supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between the parties relating to the subject matter hereof, and any representations, promises, or conditions in connection therewith not in writing shall not be binding upon either party. This Agreement shall be effective from the date first set forth above, provided it has been properly executed on behalf of Microsoft and Data Return by their duly authorized officers and accepted by Microsoft at its Redmond, Washington offices.



IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.

MICROSOFT CORPORATION                        DATA RETURN CORPORATION



/s/ Salman Ullah                             /s/ Sunny C. Vanderbeck
-----------------------------------          -----------------------------------
By (Sign)                                    By (Sign)


Salman Ullah                                 Sunny C. Vanderbeck
-----------------------------------          -----------------------------------
Name (Print)                                 Name (Print)


Director, Corporate Development              Chairman and CEO
-----------------------------------          -----------------------------------
Title                                        Title


September 2, 1999                            September 2, 1999
-----------------------------------          -----------------------------------
Date                                         Date

                                   Exhibit A

                                Initial Scripts

Three software install scripts built on Microsoft Windows NT that provide processes to package hosted services, one script for each of three areas: (a) Commerce direct selling; (b) Commerce corporate purchasing; and (c) Line of business customer relations management services. Each of the Initial Scripts shall have the following features:

1. Provides automated installation where possible; installation that cannot be automated will be documented.

2. Details the hardware required, including without limitation the necessary configuration of the PC; and

3.   Details the client/server load that service can handle.

The scripts shall be delivered in source and object code form, together with documentation detailing the methods for using the scripts.

                                   EXHIBIT B

                 Maintenance Problem Severity and Resolutions

Severity                      Criteria                               Time Limit
--------                      --------                               ----------

   1         Critical: Problem which prevents or seriously           24 hours
             impairs the performance of substantially all major functions. (What about test blocking bugs)

   2         Severe Impact: Problem which prevents or                3 days
             seriously impairs the performance of a major function.

   3         Degraded Operation: Problem which disables or           2 weeks
             impairs the performance of a minor function.

                                   EXHIBIT C

                                Revenue Sharing
The following table outlines the percentage of gross revenues that will be paid to Microsoft pursuant to Section 8.

     Year      Percentage of Gross Revenues*
     ---------------------------------------
      1
      2
      3
      4
      5



* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC